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                                                                     EXHIBIT 5.1


                 [HONIGMAN MILLER SCHWARTZ AND COHN LETTERHEAD]



                                   May 2, 2002


United Auto Group, Inc.
13400 Outer Drive West, Suite B-36
Detroit, Michigan  48239

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to United Auto Group, Inc., a Delaware corporation (the "Company") and certain subsidiary guarantors (the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of $300,000,000 aggregate principal amount of the Company's 9 5/8% Senior Subordinated Notes due 2012 (the "New Notes") and related guarantees (the "Guarantees") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding unregistered 9 5/8% Senior Subordinated Notes due 2012 (the "Original Notes"). The New Notes are issuable under an Indenture dated as of March 18, 2002 (the "Indenture"), among the Company, as issuer, the Guarantors named therein and Bank One Trust Company, N.A., as trustee (the "Trustee").

         We have examined such documents and have considered such matters of law, as we have considered appropriate as a basis for our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Guarantors, that such parties had the requisite power and authority (corporate, other entity or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate, other entity or otherwise) and executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Guarantors and of public officials.

         Based on the foregoing, we are of the opinion that the execution, delivery and performance of the New Notes and the Guarantees have been duly authorized by all necessary entity action on the part of the Company and the Guarantors, as applicable, and, when the New

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Notes are executed by the Company and the Guarantors and authenticated by the
Trustee as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Original Notes in the manner described in the Registration Statement, the New Notes and the Guarantees will be legally issued and will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against them in accordance with their terms.

         The opinions set forth above are subject to the following qualifications and exceptions:

         (a) Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors' rights.

         (b) Our opinions stated above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         (c) In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of the New Notes, any resolutions of the boards of directors or other appropriate governing bodies of the Company and the Guarantors that we relied upon in connection with issuing this opinion will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the New Notes and the Guarantees, the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, none of the particular terms of the New Notes or the Guarantees will violate any applicable law and neither the issuance and sale thereof, as applicable, nor the compliance by the Company or the Guarantors with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or the Guarantors or any order of any court of governmental body having jurisdiction over the Company or the Guarantors.

         Our opinions expressed above are limited to the general corporate laws of the State of Delaware and the federal law of the United States.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus that is a part of the Registration Statement. In giving such consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ Honigman Miller Schwartz and Cohn LLP
                                    HONIGMAN MILLER SCHWARTZ AND COHN LLP